                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 16)

               OXFORD RESIDENTIAL PROPERTIES I LIMITED PARTNERSHIP
________________________________________________________________________________
                                (Name of Issuer)

                            LIMITED PARTNERSHIP UNITS
________________________________________________________________________________
                         (Title of Class of Securities)

                                      NONE
________________________________________________________________________________
                                 (CUSIP Number)

                               MS. MARTHA L. LONG
                             SENIOR VICE PRESIDENT
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                55 BEATTIE PLACE
                        GREENVILLE, SOUTH CAROLINA 29601
                            TELEPHONE: (864) 239-1000

                                   Copies to:
                                GREGORY M. CHAIT
                                  M. TODD WADE
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., SUITE 1600
                             ATLANTA, GEORGIA 30303
                            TELEPHONE: (404) 572-6600
________________________________________________________________________________
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  APRIL 9, 2004
________________________________________________________________________________
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box [ ].
                         (Continued on following pages)

                              (Page 1 of 12 Pages)

CUSIP NO.NOT APPLICABLE               13D                 PAGE 2 OF 12 PAGES

1    NAME OF REPORTING PERSONS: AIMCO PROPERTIES, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 84-1275721
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)[ ]

                                                                         (b)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     WC, BK
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                           [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
   NUMBER OF      7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY     --------------------------------------------------------------
   OWNED BY       8     SHARED VOTING POWER
EACH REPORTING             13,797 UNITS
 PERSON WITH      --------------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER
                  --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                           13,797 UNITS
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     13,797 UNITS
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     58.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

CUSIP NO.NOT APPLICABLE               13D                 PAGE 3 OF 12 PAGES

1    NAME OF REPORTING PERSONS: AIMCO-GP, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)[ ]

                                                                         (b)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                           [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY     8     SHARED VOTING POWER
  EACH REPORTING           13,797 UNITS
    PERSON WITH   --------------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                  --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                           13,797 UNITS
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     13,797 UNITS
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     58.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

CUSIP NO.NOT APPLICABLE               13D                 PAGE 4 OF 12 PAGES

1    NAME OF REPORTING PERSONS: APARTMENT INVESTMENT AND MANAGEMENT
     COMPANY

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 84-1259577
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)[ ]

                                                                         (b)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS

     2(d) or 2(e)                                                            [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     MARYLAND
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY     8     SHARED VOTING POWER
  EACH REPORTING           13,797 UNITS
    PERSON WITH   --------------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER
                           13,797 UNITS
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     13,797 UNITS
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     58.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

CUSIP NO.NOT APPLICABLE               13D                 PAGE 5 OF 12 PAGES

1    NAME OF REPORTING PERSONS: AIMCO/BETHESDA HOLDINGS, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)[ ]

                                                                         (b)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                            [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY     8     SHARED VOTING POWER
  EACH REPORTING           8,660 UNITS
    PERSON WITH   --------------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER
                           8,660 UNITS
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,660 UNITS
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     36.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

CUSIP NO.NOT APPLICABLE               13D                 PAGE 6 OF 12 PAGES

1    NAME OF REPORTING PERSONS: AIMCO/BETHESDA HOLDINGS ACQUISITIONS, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]

                                                                         (b)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                            [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY     8     SHARED VOTING POWER
  EACH REPORTING           8,660 UNITS
    PERSON WITH   --------------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER
                           8,660 UNITS
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,660 UNITS
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     36.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

CUSIP NO.NOT APPLICABLE               13D                 PAGE 7 OF 12 PAGES

1    NAME OF REPORTING PERSONS: ACQUISITION LIMITED PARTNERSHIP

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]

                                                                         (b)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                            [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     MARYLAND
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY     8     SHARED VOTING POWER
  EACH REPORTING           4,997 UNITS
    PERSON WITH   --------------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                  --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                           4,997 UNITS
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,997 UNITS
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     21.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

CUSIP NO.NOT APPLICABLE               13D                 PAGE 8 OF 12 PAGES

1    NAME OF REPORTING PERSONS: ORP ACQUISITION, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)[ ]

                                                                         (b)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                            [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     MARYLAND
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY     8     SHARED VOTING POWER
  EACH REPORTING           4,997 UNITS
    PERSON WITH   --------------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                  --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                           4,997 UNITS
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,997 UNITS
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     21.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

CUSIP NO.NOT APPLICABLE               13D                 PAGE 9 OF 12 PAGES

1    NAME OF REPORTING PERSONS: OXFORD REALTY FINANCIAL GROUP, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)[ ]

                                                                         (b)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                            [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     MARYLAND
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY     8     SHARED VOTING POWER
  EACH REPORTING        4,997 UNITS
    PERSON WITH   --------------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                  --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        4,997 UNITS
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,997 UNITS
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     21.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

CUSIP NO.NOT APPLICABLE               13D                 PAGE 10 OF 12 PAGES

1    NAME OF REPORTING PERSONS: ORP ACQUISITION PARTNERS, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)[ ]

                                                                         (b)[X]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                            [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     MARYLAND
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY     8     SHARED VOTING POWER
  EACH REPORTING           4,997 UNITS
    PERSON WITH   --------------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                  --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                           4,997 UNITS
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,997 UNITS
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     21.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

CUSIP NO.NOT APPLICABLE               13D                 PAGE 11 OF 12 PAGES

Item 1.  Security and Issuer

         The name of the issuer is Oxford Residential Properties I Limited Partnership, a Maryland limited partnership (the "Partnership"), the address of its principal executive offices is 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, and its telephone number (864) 239-1000. The title of the class of equity securities to which this statement relates are the units of limited partnership interest of the Partnership (the "Units").

         This Amendment No. 16 (this "Amendment") amends Items 1, 3, 5 and 7 of the Statement on Schedule 13D filed previously by AIMCO Properties, L.P. or certain of its affiliates.

Item 3.  Source and Amount of Funds and Other Consideration

         This amendment is being filed after the conclusion of the tender offer by AIMCO/Bethesda to purchase outstanding units of limited partnership interest of the Partnership at a price of $271.00 per unit, subject to the conditions set forth in the amended and restated offer to purchase, filed as Exhibit (a)(7) to the Schedule TO filed on December 16, 2003, by AIMCO/Bethesda, and in the related Letter of Transmittal and Acknowledgment and Agreement, which, as amended and supplemented from time to time, together constitute the tender offer.

         At midnight, New York City time, on April 9, 2004, the offer expired pursuant to its terms. A total of 155 units, representing approximately 0.66% of the outstanding units, were validly tendered and not withdrawn pursuant to the offer. AIMCO/Bethesda has accepted for payment all of the units at a price of $271.00 per unit.

         Item 3 of Amendment No. 15 reported that 425 units were validly tendered and not withdrawn pursuant to the offer.

Item 5.  Interest in Securities of the Issuer

         (a) - (b) The information in lines 7 through 11 and 13 of each Reporting Person's cover page is incorporated herein by reference.

         (c)      Not applicable.

         (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the Units beneficially owned by the reporting persons.

         (e)      Not applicable.

Item 7. Material to be Filed as Exhibits.

         Exhibit 7.1 Agreement of Joint Filing, dated April 21, 2004.

CUSIP NO.NOT APPLICABLE               13D                 PAGE 12 OF 12 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 21, 2004

                                        AIMCO PROPERTIES, L.P.

                                        By:    AIMCO-GP, INC.
                                            ------------------------------------
                                              (General Partner)

                                        AIMCO-GP, INC.

                                        APARTMENT INVESTMENT AND
                                        MANAGEMENT COMPANY

                                        ACQUISITION LIMITED PARTNERSHIP

                                        AIMCO/BETHESDA HOLDINGS, INC.

                                        ORP ACQUISITION, INC.

                                        OXFORD REALTY FINANCIAL GROUP,
                                        INC.

                                        AIMCO/BETHESDA HOLDINGS
                                        ACQUISITIONS, INC.

                                        ORP ACQUISITION PARTNERS, L.P.

                                        By:    /s/ Martha L. Long
                                               ---------------------------------
                                               Senior Vice President
                                               of each of the foregoing entities